Exhibit 99.1

For Immediate Release

NEORX NAMES KAREN AUDITORE-HARGREAVES PRESIDENT

SEATTLE, December 5, 2003 – NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced the appointment of Karen Auditore-Hargreaves, PhD, as President, effective immediately.  Dr. Hargreaves also will continue to serve as Chief Operating Officer, the position to which she was promoted in June 2003.  Jack L. Bowman, who previously served as the Company’s President, will continue to serve as Chairman and Chief Executive Officer.

“Karen’s management and operations skills, and her expertise in cancer product development, have been key to our success in advancing our lead therapeutic candidate, STR™, through the US Food and Drug Administration Special Protocol Assessment process, and in laying the groundwork for opening the phase III clinical trial to patient enrollment in the first quarter of next year.  We are confident in our selection of Karen for this leadership role as NeoRx continues to build value through STR clinical programs in multiple myeloma and other cancer indications, and by seeking additional product development opportunities,” said Jack L. Bowman, Chairman and Chief Executive Officer.

Dr. Auditore-Hargreaves, 51, joined NeoRx as Vice President, Research and Development in May 1999, and became Senior Vice President, Research and Development in September 2001.  In this capacity, she was responsible for clinical and manufacturing operations as well as R&D.  Before joining NeoRx, she was Vice President of Research at CellPro, Inc.  Dr. Auditore-Hargreaves holds a PhD in Genetics from the University of California, Davis, and received her postdoctoral training at the Massachusetts Institute of Technology Center for Cancer Research.

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are registered trademarks or trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.

For Further Information:
NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
(206) 286-2501	(310) 691-7100